Exhibit 10.3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CORD BLOOD AMERICA. INC.

DESIGNATING
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE
FLORIDA BUSINESS CORPORATION ACT

Cord Blood America, Inc., a corporation organized and existing under Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST:
These Articles of Amendment were adopted by the Board of Directors on April __, 2015 in the manner prescribed by Section 607.1002 of the Florida Business Corporation Act. Shareholder action was not required.

SECOND:
That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on April ___, 2015 designating 724,000 shares of the Company’s authorized preferred stock as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, having a par value of $0.0001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF
SERIES A CONVERTIBLE PREFERRED STOCK

Seven Hundred and Twenty Four Thousand (724,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Convertible Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations.

1. Fractional Shares. Series A Convertible Preferred Stock may be issued in fractional shares.

2. Dividends. Series A Convertible Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series A Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate (as defined below) for one share of Series A Convertible Preferred Stock.

3. Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)   Preferential Payments to Holders of Series A Convertible Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of: (i) Series A Original Issue Price, plus any dividends declared but unpaid thereon and (ii) the amount that each share of Preferred Stock would otherwise have been entitled to receive if all of the Series A Preferred Stock was converted into shares of Common Stock at the Conversion Rate then existing immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock the full amount to which they shall be entitled under this Subsection 3(a), the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For the purposes hereof, the term “Series A Original Issue Price” shall mean $1.00 per share of Series A Convertible Preferred Stock (as equitably adjusted for stock splits, combinations and like occurrences).

(b) Deemed Liquidation Events.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock elect otherwise by written notice sent to the Corporation at least 30 days prior to the effective date of any such event: (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) Effecting a Deemed Liquidation Event.   The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 3(b) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a).  In the event of a Deemed Liquidation Event referred to in Subsection 3(b), if the Corporation does not effect a dissolution of the Corporation within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Convertible Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Convertible Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Florida Business Corporations Act governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Convertible Preferred Stock at a price per share equal to the Series A Liquidation Amount plus the amount that such holders of Series A Convertible Preferred Stock would have received pari passu with the shares of Common Stock if a dissolution had actually occurred at the time of such Deemed Liquidation Event.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Convertible Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series A Convertible Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Florida Business Corporations Act governing distributions to stockholders.  Prior to the distribution or redemption provided for in this Subsection 3(c), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(d) Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(e) Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 3(b), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 3(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. Voting.

(a) Generally. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the holders of shares of Series A Convertible Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share as is equal to the Conversion Rate for one share of Series A Convertible Preferred Stock.

(b) Board of Directors.

(i)           The holders of record of the shares of Series A Convertible Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series A Directors”).  Any Series A Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series A Convertible Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(ii)           Upon and following a Deadlock Resolution Event (as defined below), the holders of record of the shares of Series A Convertible Preferred Stock and Common Stock, voting together on an as converted basis shall be entitled to elect one (1) director of the Corporation (the “Deadlock Director”) in accordance with the terms and provisions set forth herein.  Following a Deadlock Resolution Event, and for so long as no Deadlock Director has been appointed by the Series A Preferred Stock and Common Stock (voting together on an as converted basis), the holder(s) of a majority of the outstanding Series A Preferred Stock (the “Proposing Series A Stockholders”) may propose three Independent Qualified Directors (as defined below) to the Board of Directors of the Company and the Board shall nominate and appoint one of such Independent Qualified Directors to be the Deadlock Director as selected by a majority of the non Series A Directors. For the purposes hereof, the term: (a) “Deadlock Resolution Event” shall mean an occurrence where a material resolution is proposed to the Board and a majority of the then existing Board is unable to approve or reject such resolution within five days following the date that such resolution was first motioned for approval and (b) “Independent Qualified Directors” shall mean an individual: (i) with reasonable skill and/or qualifications to serve on the Board of Directors of a company of the Corporation’s stature and (ii) which the Proposing Series A Stockholder(s) certifies in writing that to the best of its knowledge has no prior direct contact (whether familial, social or business) with such Proposing Series A Stockholder(s) or any affiliate thereof. A Deadlock Director may be removed without cause by, and only by the vote of a majority of the holders of Series A Preferred Stock and Common Stock (on an as converted basis) given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(c) Series A Convertible Preferred Stock Protective Provisions.  At any time when shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.
(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event,  or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation;

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, including any designation of any additional classes or series of Preferred Stock (including the authorization or designation of any additional Series A Convertible Preferred Stock); provided the foregoing shall not restrict the authorization of additional shares of Common Stock;

(iv) reclassify, alter or amend any existing security of the Corporation;

(v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(vi) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security other than equipment leases or bank lines of credit unless such debt security has received the prior approval of the Board of Directors;

(vii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(viii) increase or decrease the authorized number of directors constituting the Board of Directors beyond six, unless a Deadlock Event has occurred in which case the Board may be expanded to seven (7), provided that such seventh director, and any replacement or successor thereto, is appointed consistent with the provisions of Section 4(b)(ii) hereof;

5. Conversion Rate and Adjustments.

(a) Conversion Rate. The Conversion Rate shall be the Series A Percentage (as defined below) multiplied by the Maximum Common Converted Share Number.  For the purposes hereof, the following terms shall have the meanings set forth below:

“Series A Percentage” shall mean with respect to any holder(s) of Series A Convertible Preferred Stock the fraction obtained from dividing the number of shares of Series A Convertible Preferred Stock held by such holder(s) by 724,000.

“Maximum Common Converted Share Number” shall mean 29.9793% of the number of shares of Common Stock then outstanding on a fully diluted and converted basis (assuming the conversion and exercise of all then existing convertible securities (including the conversion of any outstanding Series A Convertible Preferred Stock)).

(b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the issuance of the Series A Convertible Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

6. Conversion.

(a) Shares of Series A Convertible Preferred Stock shall not be convertible at any time that there are not a sufficient number of authorized shares of Common Stock not reserved for other purposes so that all outstanding shares of Series A Convertible Preferred Stock can be converted. All shares of Series A Convertible Preferred Stock are subject to mandatory conversion as set forth below and are not otherwise convertible. Upon the effective date of an amendment to the Articles of Incorporation amending Article 2 of the Corporation’s Articles of Incorporation increasing the total number of authorized Common Stock such that there are sufficient number of authorized shares of Common Stock not reserved for other purpose such that all outstanding shares of Series A Convertible Preferred Stock can be converted pursuant to the Conversion Rate (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock, at the Conversion Rate, (ii) such shares of Series A Convertible Preferred Stock may not be reissued by the Corporation as shares of such series and (iii) all outstanding options and warrants to acquire Series A Convertible Preferred Stock shall be automatically converted into options and warrants to acquire shares of Common Stock, at the then effective Conversion Rate and the price per Share of Common Stock will be equal to the fraction in which the numerator is 1 and the denominator is Conversion Rate.

(b) All holders of record of shares of Series A Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, to each record holder of Series A Convertible Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his, her, or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Series A Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Convertible Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Convertible Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Convertible Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(d) No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, fractional share shall be rounded up to a whole share.

RESOLVED, FURTHER, that any executive officer of the Corporation be and they hereby is authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this 13 day of April, 2015.

By:	/s/ Joseph Vicente
Joseph Vicente
President